EXHIBIT 10.17
                                                              -------------

           AGREEMENT BETWEEN METROPOLITAN WATER DISTRICT OF
      SOUTHERN CALIFORNIA AND CADIZ LAND COMPANY, INC. TO DEVELOP
                  PRINCIPLES AND TERMS FOR AGREEMENT
                   AND TO VERIFY PROGRAM FEASIBILITY


          THIS AGREEMENT TO DEVELOP PRINCIPLES AND TERMS FOR AGREEMENT AND TO VERIFY PROGRAM FEASIBILITY (hereinafter "Agreement") is entered into this 23rd day of December, 1997, by Cadiz Land Company, Inc. ("CLCI"), a Delaware corporation with its principal office in Santa Monica, California, and Metropolitan Water District of Southern California ("Metropolitan"), a public agency formed under the Metropolitan Water District Act, 1969 Cal. Stat. 492, Ch. 209 et seq., as amended, Water Code Uncodified Act 9129 (b) (the "Act").

          CLCI and Metropolitan are sometimes referred to individually as a "Party" or collectively as the "Parties".

                              RECITALS

          A. WHEREAS, CLCI is a publicly-held agricultural company that owns and manages substantial land and water resources throughout Central and Southern California, including more than 27,000 acres (43 square miles) of land located in the Cadiz and Fenner valleys of San Bernardino County, California (the "Property");

          B. WHEREAS, CLCI, as one of the largest United States growers and marketers of table grapes, stone fruit, and specialty row crops, has developed farming operations at the Property using water-conserving irrigation techniques and has completed an Environmental Impact Report certified by the County of San Bernardino, which approved the development of up to 9,600 acres of irrigated agriculture and the withdrawal of approximately 1,000,000 acre-feet of indigenous groundwater;

          C. WHEREAS, Metropolitan was created in 1928 under the Act for the purpose of providing supplemental water supplies to the cities and communities of Southern California within its 5,155 square-mile service area, which includes portions of Los Angeles, Orange, San Diego, Riverside, San Bernardino and Ventura Counties;

          D. WHEREAS, Metropolitan has entitlements to Colorado River water pursuant to the 1928 Boulder Canyon Project Act, the United
States Supreme Court 1983 opinion in Arizona v. California and subsequent decrees, and contracts with the United States and others;

          E. WHEREAS, Metropolitan owns and operates the Colorado River Aqueduct ("CRA"), which imports water from the Colorado River for use in Southern California;

          F. WHEREAS, Metropolitan employs an Integrated Resources Planning process which has identified a full CRA as an integral component to achieving long-term supply reliability required for the region;

          G.   WHEREAS, Metropolitan's Integrated Resources Plan,
California law and water policy all recognize the importance of groundwater storage and conjunctive use programs in meeting the water supply needs of the state;

          H. WHEREAS, various studies and reports prepared by public agencies and private companies indicate that the Property overlies a large groundwater basin that has significant water recharge and storage capabilities, and which can yield substantial amounts of high-quality water in excess of the present and projected agricultural requirements of CLCI;

          I. WHEREAS, various hydrological, environmental, and engineering studies and reports, together with empirical data acquired by CLCI from more than ten years of groundwater pumping, support the proposition that the Property is well suited technically and economically for a conjunctive use and storage program, involving both storage of Colorado River water and transfer of indigenous groundwater, subject to Metropolitan's final review and verification of such studies, reports, and empirical data;

          J. WHEREAS, the Parties have discussed and are reviewing the feasibility of such a program on the Property and therefore desire to commence negotiating an appropriate water management strategy and program that achieves reasonable and beneficial conjunctive use of Colorado River water and CLCI's indigenous groundwater by the operation of a conjunctive use and storage program that entails the delivery of high quality, reliable, supplemental water supplies to Metropolitan on a long-term basis for use within its service area, provided mutually satisfactory terms and conditions for the storage and extraction of Metropolitan's Colorado River water and transfer of CLCI's indigenous groundwater can be reached by the Parties; and

          K. WHEREAS, the Parties desire to document their demonstrated commitment by entering into this Agreement.

          NOW, THEREFORE, the Parties hereby enter into this Agreement and agree to work jointly and cooperatively to complete the following tasks by March 31, 1998: (i) verify the feasibility of such a program in accordance with Section 1, (ii) negotiate the material terms of an agreement for a conjunctive use and storage program as described in
Section 2 ("Principles and Terms For Agreement") and (iii) explore the viability of implementing certain additions to the program identified in Section 3. In negotiating the Principles and Terms For Agreement, the Parties will have the responsibilities and will follow the procedures set forth in Section 4.


SECTION 1:  ISSUES FOR VERIFICATION.

     CLCI has provided to Metropolitan a number of studies, reports, and documents that support the feasibility of a conjunctive use and storage program on the Property that would result in the ability to deliver high-quality and reliable supplemental water supplies to Metropolitan on a long-term basis for use in Metropolitan's service area. Metropolitan has performed a preliminary review of these studies, reports and documents and, based on this preliminary review, believes that such a program is technically feasible and merits serious consideration by Metropolitan. The Parties agree to cooperate in verifying the findings in the studies, reports and documents, the technical feasibility of such a program, the practical and financial feasibility of such a program, and the Parties' relative legal rights to enter into the proposed program as the first phase of work under this Agreement.


SECTION 2:  PRINCIPLES AND TERMS FOR AGREEMENT.

     Assuming negotiations result in terms which are acceptable to both Parties, the negotiated Principles and Terms For Agreement will be sent to the respective governing Boards of both Parties for approval and for direction for the Parties to then draft a comprehensive agreement based on the Principles and Terms For Agreement and completion of all environmental documentation. The Principles and Terms For Agreement will set forth the significant terms and principles for a comprehensive agreement for a conjunctive use and storage program at the Property ("Core Program") that would provide for the cost-effective and beneficial storage of Metropolitan's Colorado River water, produce a new and reliable dry-year source of significant water supplies, and improve the quality of water conveyed through the CRA.

     The Principles and Terms For Agreement would reflect certain material terms negotiated between the Parties, including but not limited to the following, which are described below in greater detail: refinement and review of a Core Program proposal, the financing and ownership of any Core Program facilities, the duration and appropriate fee structure of a Core Program, a schedule for the implementation of the water supply benefits available under a Core Program, and full and complete compliance with applicable environmental laws.

     2.1. CORE PROGRAM.

     2.1.1. The Core Program would provide Metropolitan with a dry-year source for up to 100,000 acre-feet/year of water having a low concentration of total dissolved solids ("TDS"). This dry-year source would be made up of a combination of stored imported water and indigenous low-TDS groundwater. The storage operations of the Core Program would involve conveyance of Colorado River water via a 35-mile pipeline from the CRA to the Property during periods of available supply. The imported water would be stored in the groundwater aquifers underlying the Property. This water and indigenous groundwater would be extracted by wells and conveyed to the CRA according to scheduled delivery periods as agreed upon by the Parties.

     2.1.2. The capabilities of the Core Program would be on the order of the following:

       * Put operations ("Put") refer to the conveyance of water from the forebay of the Iron Mountain Pumping Plant ("IMPP") on the CRA to the Property. Put capacity at 100,000 acre-feet/year.

       * Storage operations ("Storage") refer to the storage of CRA water in the aquifers underlying the Property. Storage capacity at 500,000 acre-feet.

       * Take operations ("Take") refer to extraction of stored water and conveyance back to the CRA. Take capacity for the Core Program at 100,000 acre-feet/year.

       * Transfer operations ("Transfer") refer to extraction and conveyance of low-TDS indigenous groundwater to the CRA.
          Transfer capacity for the Core Program at 100,000 acre-feet/year (such transfers to be consistent with a comprehensive groundwater management plan).

Operation of the Core Program would be conducted in accordance with a comprehensive basin management program to ensure long-term protection of the groundwater basin.

     2.2. FINANCING.

          CLCI is prepared to arrange to privately finance all costs, maintain ownership of, and fully operate the Core Program.
Alternatively, the Principles and Terms For Agreement may include the following:

       *  Financial participation and/or ownership by Metropolitan.

       * Financial participation and/or ownership by other public water agencies.

     2.3. FEE STRUCTURE.

          Metropolitan and CLCI agree to negotiate a fee structure for the various Core Program elements, examples of which may include the following:

       *  Put, Take, Storage, and Transfer fees.

       *  Minimum standby fees.

       *  Options to purchase indigenous groundwater.

       *  Fee escalation formulas.

2.4. CONSTRUCTION SCHEDULE.

     The Principles and Terms For Agreement would reflect construction needs and schedule for the Core Program.

     2.5. TIMETABLE AND MILESTONES.

          The Principles and Terms For Agreement would reflect the Parties commitment to establish a timetable for completing the Core Program on the Property prior to the year 2000.

     2.6. ENVIRONMENTAL COMPLIANCE.

          The Parties would cooperate to ensure compliance with all federal and state environmental laws, including but not limited to the California Environmental Quality Act ("CEQA"), upon the execution of a final agreement, including the designation of an appropriate lead agency under CEQA for implementing and operating the Core Program on the Property and for the transportation of water supplies to the service area.


SECTION 3:  POTENTIAL FUTURE ADDITIONS TO CORE PROGRAM.

          Several engineering additions ("Additions") have been identified which could potentially be added to the Core Program in the future, based on further investigations and evaluations. Potential Additions include, but are not limited to, the following:

      * "Danby Lake Addition"

         CLCI controls approximately 7,000 acres (11 square miles) near Danby Lake, approximately 10 miles north of the IMPP. If this property were developed as an addition to the Core Program, total Put, Storage, Take, and Transfer capacities could be significantly increased.

      * "Dual Pipeline Addition"

         A second transmission pipeline from the CRA to the Property could be employed to increase Put, Take, and Transfer capacities or to allow continuous cycling for increased water quality benefits to Metropolitan's service area.


SECTION 4:  RESPONSIBILITIES OF THE PARTIES UNDER THE AGREEMENT.

     4.1. REVIEW PROCEDURES.

          The Parties acknowledge that Metropolitan is developing a process for the uniform evaluation of potential storage and water supply programs that will coincide with the activities contemplated by this Agreement. This process will include analysis of potential programs by a review committee established by Metropolitan. The Parties desire to move forward expeditiously with evaluation of the Core Program as part of Metropolitan's review process. Accordingly, the review committee will be regularly briefed on the progress made in the activities contemplated by this Agreement and any completed Principles and Terms For Agreement will be brought to the review committee for its consideration. Subject to this process, the Parties agree to complete their respective review and evaluation procedures with respect to the Core Program and, as appropriate, negotiate the Principles and Terms For Agreement by March 31, 1998.

     4.2. NEGOTIATION OF THE PRINCIPLES AND TERMS FOR AGREEMENT.

          The Parties agree to negotiate and, as appropriate, draft the Principles and Terms For Agreement by March 31, 1998, to be brought to Metropolitan's governing Board for direction at the next appropriate Board meeting. The Principles and Terms For Agreement shall be used as the basis for drafting a comprehensive agreement.

     4.3. MUTUAL UNDERSTANDING.

          The Parties, by execution of this Agreement, confirm their mutual understanding and desire to enter into good faith negotiations toward preparation of the Principles and Terms For Agreement as soon as reasonably practicable for the performance of the responsibilities identified in this Agreement, including those pertaining to the refinement and review of the Core Program proposal, the financing and ownership of Core Program facilities, the duration and appropriate fee structure of the Core Program, a schedule for the implementation for the water supply benefits available under the Core Program, and full and complete compliance with applicable environmental laws.

     4.4. APPROVAL OF AGREEMENT.

          This Agreement has been approved by the management of each Party.

     4.5. CONFIDENTIAL INFORMATION.

          To promote the open exchange of information between the Parties necessary to negotiate the Principles and Terms For Agreement and investigate the Additions, each of the Parties will, to the extent allowed by applicable law, execute concurrently with this Agreement a Confidentiality Agreement to preserve the Parties' protected trade secrets, proprietary information, and confidential business plans.

     4.6. NOTICE.

          Any notice to a Party shall be in writing and effective when delivered to:

               METROPOLITAN:
               ---------------------
               John R. Wodraska
               General Manager
               Metropolitan Water District of
                    Southern California
               350 South Grand Avenue
               Los Angeles, California  90071

               CLCI:
               -------------------------
               Keith Brackpool
               Chief Executive Officer
               Cadiz Land Company, Inc.
               100 Wilshire Boulevard, 16th Floor
               Santa Monica, California  90401


          IN WITNESS WHEREOF, The Parties hereto have executed this Agreement as of the day and year first above written.

Metropolitan Water District of Southern California

By:       /s/ John R. Wodraska
   ------------------------------------
              John R. Wodraska
              General Manager

                                   Approved as to form:

                                   By:  /s/  N. Gregory
                                      --------------------------------
                                             N. Gregory Taylor
                                             General Counsel


Cadiz Land Company, Inc.

By: /s/  Keith Brackpool
   ------------------------------
         Keith Brackpool
         Chief Executive Officer